[logo]

Liberty Utilities Fund
Annual Report
November 30, 2001

                                 [photo of man]

               See what the top of your desk really looks like.
                        INTRODUCING LIBERTY eDELIVERY.

For more information about receiving your shareholder reports electronically, call us at 800-345-6611. To sign up for eDelivery, visit us online at www.libertyfunds.com.

President's Message

[photo of Keith T. Banks]

Dear Shareholder:

I want to take this opportunity to let you know that the sale of Liberty's asset management companies to FleetBoston Financial was completed on November 1, 2001.

In light of this development, I think it is important to assure you that only the ownership of the investment advisor has changed. You will see no immediate change in your investment. Your fund will continue to be guided by the same portfolio managers, Scott Schermerhorn and Harvey B. Hirschhorn, and follow the same investment principles that attracted you to the fund in the first place.

In addition, I am pleased to report, in my first letter to you, that your fund's class B shares received a 5-star Overall Morningstar Rating(TM) while class A and C shares received a 4-star Overall Morningstar Rating(TM) as of November 30, 2001 (see the data box). The Morningstar Rating reflects returns extending over longer periods than this 12-month report and also considers the amount of risk assumed in achieving the return. While we may not always be able to report such good news, we believe that these results speak well to Liberty's consistent approach and the importance of maintaining exposure to a value-oriented investment style.

In this report, Scott and Harvey share their outlook for the fund. I would encourage you to read it carefully.

Sincerely,

/s/Keith T. Banks

Keith T. Banks
President


Morningstar Rating(TM)

------------------------------------------------------------------
                         Overall     3-year      5-year    10-year
------------------------------------------------------------------
Class A                   ****        ****       *****       ****
------------------------------------------------------------------
Class B                   *****       ****       *****       n/a
------------------------------------------------------------------
Class C                   ****        ****        n/a        n/a
------------------------------------------------------------------
Domestic equity funds      --         4699       3005        887
------------------------------------------------------------------


For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating(TM) metric each month by subtracting the return on a 90-day US Treasury bill from the fund's load-adjusted return for the same period, and then adjusting this excess return for risk. The top 10% of funds in each broad asset class receive 5 stars, the next 22.5% receive 4 stars and the next 35% receive 3 stars. The Overall Morningstar Rating(TM) for a fund is derived from a weighted average of the performance figures associated with its three-, five-, and ten-year (if applicable) Morningstar Rating(TM) metrics. Each fund is rated exclusively against US-domiciled domestic equity funds. Past performance is no guarantee of future results.

Meet the new president

On November 1, 2001, Keith T. Banks became president of Liberty Funds. Mr. Banks is currently chief investment officer and chief executive officer of Fleet Asset Management, a position he has held since 2000. Prior to joining Fleet, he was managing director and head of US Equity for J.P. Morgan Investment Management from 1996 to 2000. He began his investment career in 1981 as an equity analyst at Home Insurance. A chartered financial analyst, Mr. Banks earned his BA from Rutgers University and his MBA from Columbia Business School.

Economic and market conditions can frequently change. There is no assurance that trends described herein will continue or commence.

----------------------------------
Not FDIC         May Lose Value
                 -----------------
Insured          No Bank Guarantee
----------------------------------

Performance Information

Value of a $10,000 investment
11/30/91 - 11/30/01


Performance of a $10,000 investment
11/30/91-11/30/01 ($)
                       without      with
                        sales       sales
                       charge      charge
-----------------------------------------
Class A                32,613      31,064
-----------------------------------------
Class B                30,391      30,391
-----------------------------------------
Class C                31,603      31,603
-----------------------------------------
Class Z                32,810       n/a


[line chart]

Class A shares        Class A shares
without sales          with sales           Dow Jones
charge                   charge          Utility Average      S&P 500 Index

10000                     9525                10000               10000
10189                     9705                10412               11142
10509                    10010                 9705               10934
10780                    10268                 9549               11075
10803                    10290                 9629               10860
11025                    10501                 9905               11179
11283                    10747                10078               11233
11380                    10839                10048               11066
11976                    11407                10754               11518
11955                    11387                10507               11283
12025                    11454                10655               11416
12031                    11460                10661               11455
12019                    11448                10651               11844
12322                    11737                10838               11990
12552                    11956                11134               12090
13195                    12568                11869               12255
13297                    12665                12012               12513
13266                    12636                11928               12211
13245                    12616                11945               12537
13622                    12975                12338               12573
13868                    13209                12631               12523
14220                    13544                13024               12997
14092                    13422                12758               12897
13886                    13227                12320               13164
13243                    12614                11603               13039
13467                    12827                11882               13197
13247                    12618                11730               13646
12634                    12034                10993               13276
12294                    11710                10325               12698
12567                    11970                10507               12861
12034                    11463                 9883               13071
11760                    11201                 9482               12750
12196                    11617                 9996               13169
12232                    11651                10224               13707
11922                    11356                 9883               13373
12079                    11506                 9899               13672
12043                    11471                 9880               13175
12076                    11502                10066               13370
12864                    12253                10731               13716
12940                    12326                10850               14249
12838                    12228                10570               14670
13102                    12480                10985               15101
13693                    13043                11739               15704
13739                    13086                11571               16068
13827                    13170                11700               16600
14149                    13477                11675               16641
14931                    14222                12438               17344
15255                    14531                12482               17281
15527                    14789                12644               18038
16275                    15502                13286               18386
16589                    15801                13639               19011
16186                    15417                13032               19188
16023                    15262                12716               19372
15848                    15095                12589               19657
15870                    15116                12656               20162
16465                    15683                13365               20239
15823                    15072                12474               19344
15901                    15145                13112               19753
15934                    15177                13335               20863
16583                    15795                13974               21439
17122                    16308                14604               23057
17255                    16436                14494               22601
17616                    16779                14517               24011
17922                    17071                14268               24201
17252                    16433                13795               23208
17388                    16562                13692               24592
17983                    17129                14133               26094
18512                    17632                14489               27255
18776                    17885                15073               29422
18348                    17477                14921               27775
19310                    18393                15395               29294
19404                    18483                15698               28316
21106                    20104                16827               29627
22134                    21083                17829               30136
22110                    21060                17215               30468
22636                    21561                17849               32664
24470                    23307                18845               34337
23792                    22662                18781               34687
23442                    22328                18878               34090
23768                    22639                19560               35475
23656                    22532                18580               35099
22336                    21275                18643               30027
23844                    22711                20617               31951
24531                    23365                20298               34546
25394                    24188                20525               36639
27052                    25767                21192               38750
26722                    25453                20559               40370
26081                    24842                20043               39114
25591                    24375                20006               40679
27709                    26393                21353               42253
28344                    26998                22658               41256
28905                    27532                21865               43537
28605                    27246                21742               42183
27652                    26339                21920               41972
27450                    26146                20761               40822
28279                    26936                21382               43406
28732                    27367                19714               44288
30663                    29206                19915               46892
30650                    29194                22177               44538
29277                    27886                20425               43696
30873                    29406                20750               47969
31120                    29642                22618               46526
31804                    30294                23500               45572
30666                    29209                22038               46693
30653                    29197                23371               45964
32851                    31291                26267               48819
34698                    33050                28820               46241
35388                    33707                28506               46047
35169                    33498                28306               42418
36312                    34587                30022               42626
35625                    33933                27134               44140
35487                    33801                28276               40118
34638                    32993                27982               37579
35605                    33914                29076               40495
35587                    33897                28995               40766
34000                    32385                26553               39776
34778                    33126                25858               39386
34413                    32779                25343               36924
32995                    31428                22492               33944
32735                    31180                21981               34593
32613                    31064                21107               37247

[end line chart]

Mutual fund performance changes over time. Please visit libertyfunds.com for daily performance updates.

Past performance cannot predict future investment results. Returns and value of an investment may vary, resulting in a gain or loss on sale. The Dow Jones Utility Average is a price-weighted average that measures the performance of the utility industry in the United States. It consists of 15 actively traded stocks representing a cross-section of corporations involved in various phases of the utility industry. The Standard & Poor's (S&P) 500 Index is an unmanaged index that tracks the performance of 500 widely held, large-capitalization US stocks. Unlike the fund, indexes are not investments, do not incur fees or expenses, and are not professionally managed. Securities in the fund may not match those in an index. It is not possible to invest directly in an index.


Average annual total return as of 11/30/01 (%)

Share class        A(1)                 B                   C               Z
Inception        3/4/92              5/5/92               8/1/97         1/29/99
--------------------------------------------------------------------------------
            without    with     without    with     without     with     without
             sales    sales      sales     sales    sales      sales      sales
            charge    charge    charge    charge    charge     charge    charge
--------------------------------------------------------------------------------
1-year       -7.25    -11.66     -7.90    -11.58     -7.81     -8.55     -7.06
--------------------------------------------------------------------------------
5-year       13.75     12.65     12.91     12.67     13.04     13.04     13.89
--------------------------------------------------------------------------------
10-year      12.55     12.00     11.76     11.76     12.19     12.19     12.62
--------------------------------------------------------------------------------



Average annual total return as of 9/30/01 (%)

Share class         A                   B                   C               Z
--------------------------------------------------------------------------------
            without    with     without    with     without     with     without
             sales    sales      sales     sales    sales      sales      sales
            charge    charge    charge    charge    charge     charge    charge
--------------------------------------------------------------------------------
1-year       -4.89     -9.41     -5.60     -9.37     -5.66     -6.42     -4.71
--------------------------------------------------------------------------------
5-year       15.67     14.55     14.81     14.58     14.93     14.93     15.80
--------------------------------------------------------------------------------
10-year      12.95     12.40     12.16     12.16     12.59     12.59     13.01
--------------------------------------------------------------------------------

(1)Class A shares were initially offered on August 3, 1981. On March 4, 1992, the fund changed to its current investment objective.

Past performance cannot predict future investment results. Returns and value of an investment will vary, resulting in a gain or loss on sale. All results shown assume reinvestment of distributions. The "with sales charge" returns include the maximum 4.75% sales charge for class A shares, the appropriate class B contingent deferred sales charge for the holding period after purchase as follows: first year - 5%, second year - 4%, third year - 3%, fourth year -
3%, fifth year - 2%, sixth year - 1%, thereafter - 0% and the class C contingent deferred sales charge of 1% for the first year only. Performance results reflect any voluntary waivers or reimbursement of fund expenses by the advisor or its affiliates. Absent these waivers or reimbursement arrangements, performance results would have been lower. Performance for different share classes varies based on differences in sales charges and fees associated with each class.

Class B, C and Z share performance information includes returns for the fund's class A shares (the oldest existing fund class) for periods prior to its inception of the newer class shares. These class A share returns were not restated to reflect any expense differential (e.g., Rule 12b-1 fees) between class A shares and the newer class shares. Had the expense differential been reflected, the returns for the periods prior to the inception of class B and C shares would have been lower. The returns for class Z shares would have been higher.


Utility company securities
-------------------------------------------------------------------------------
Utility company securities in which the fund may invest include companies that manufacture, produce, generate, transmit, sell or distribute electricity, natural gas or other types of energy, water or other sanitary services. This definition also includes telecommunication companies such as telephone, satellite, microwave and other communications media, as well as companies engaged in the manufacture and production of equipment utilized in the energy and telecommunications industries.

Top 10 holdings as of 11/30/01 (%)


WorldCom Group                    6.0
AT&T                              5.9
ConAgra                           4.5
Aetna                             4.4
Edison International              4.4
El Paso Energy                    4.1
PG&E                              3.9
Archer Daniels Midland            3.6
Sara Lee                          3.3
Exelon                            3.2

Portfolio holdings are calculated as a percentage of total net assets. Since the fund is actively managed, there can be no guarantee the fund will continue to maintain the same portfolio holdings in the future.


Portfolio Managers' Report

A difficult year for utilities

The past 12 months were tough for utilities. The challenges faced by this industry -- from California's energy crisis to the demise of Enron -- are reflected in the industry's return for the fiscal year. The Dow Jones Utility Average of 15 electric utilities returned negative 25.44% for the 12-month period that ended November 30, 2001. In comparison, the fund's class A shares posted a return of negative 7.25% (unadjusted for sales charge) for the same period. The difference in the total returns reflects the index's concentration of electric utilities, which were weak performers during this period. The fund's investment in a more diversified selection of utility and non-utility stocks helped to bolster its performance. In addition, the fund's diversified selection of utilities tended to outperform the utility averages. It also helped the fund outperform the S&P 500 Index, which posted a return of negative 12.21% for the period.

Taken by surprise

Although we did not own Enron for the entire fiscal year, the fund's position in this company did have a sharply negative impact on performance. At the beginning of this fiscal year, we continued to reduce our position in Enron, as we reported in the last annual report (November 30, 2000). As Enron's valuation climbed, we saw it as an opportunity to capture profits and by the end of the semiannual reporting period (May 31, 2001), we had eliminated our position. Approximately one month before the end of the fiscal year, we reestablished a small position. At that time, we believed that an investment in Enron fulfilled our investment criteria. When revelations of poor accounting practices and possibly misleading statements from the management team were reported, we eliminated the fund's position. Though we maintained positions in Enron for relatively short periods during the fiscal year, overall this holding was the worst performer of the fund's holdings.

Traditional utilities -- slow and steady

With deregulation, however, many investors believed that traditional utility companies would be swallowed up or passed over by newer companies, like Enron, which had tentacles in other industries. We saw investments shift to those newer companies where the share price was two or three times higher than the industry average. Investing in some of these newer companies didn't always make sense to us. We believed that in order to support their high valuation, some of these newer companies would have to sustain a growth rate that was two or three times higher than the industry average. They would also have to acquire a sizeable market share. In a mature, slow-growth industry, which we believe characterizes the utility industry, we did not believe they could sustain this type of growth rate.

Our strategy was to invest in more traditional utilities, such as FirstEnergy and Korea Electric Power Corporation (respectively, 3.2% and 2.0% of net assets). We were attracted to the valuations of both companies. FirstEnergy is a regulated distribution company. Through its utilities and holding company, it provides power to approximately four million customers in New Jersey, Ohio and Pennsylvania. Korea Electric Power (KEPCO) holds the electric utility monopoly in South Korea. KEPCO owns both nuclear and hydroelectric plants, and is building independent power plants in Asia. Both holdings contributed positively to relative fund performance.

Telecommunications

We adopted the same approach with our investments in the telecommunications sector. We remained committed to our investments in the old-line companies AT&T and WorldCom-MCI Group (respectively, 5.9% and 1.2% of net assets) and have avoided investments in some of the newer emerging telecommunications companies. This has worked well for the fund as AT&T and WorldCom-MCI Group delivered relatively good performance for the period.

Although we were disappointed by the weak performance from our position in Cable & Wireless PLC (1.9% of net assets), we are still committed to this investment. The economic environment for foreign telecommunications firms has been tough during this fiscal year. Unlike some other foreign telecommunications companies, Cable & Wireless has sizeable cash assets. While investors may speculate on what the company plans to do with that cash, we prefer to be invested in a company weathering tough times with a considerable amount of cash.

Utilities may benefit from hard times

In challenging times, investors tend to flock to less volatile sectors, such as utilities and consumer staples. With the economy in a recession, the nation at war and bears ruling the market, we expect utilities to perform well. So we are very optimistic about utilities going forward.

/s/Scott Schermerhorn                    /s/Harvey B. Hirschhorn

 Scott Schermerhorn                        Harvey B. Hirschhorn

Scott Schermerhorn joined Colonial Management Associates, Inc. in 1998. In addition to Liberty Utilities Fund, Scott manages or co-manages other funds within the Liberty family of funds. Prior to joining Colonial, he was the head of the value team at Federated Investors. Harvey B. Hirschhorn joined Stein Roe & Farnham Incorporated, an affiliate of Colonial, in 1973. He is the lead portfolio manager of The Liberty Fund and co-manages other Liberty funds. In addition, Scott and Harvey lead Liberty's Value Investments Unit.


Net asset value per share 11/30/01 ($)
      Class A                           18.75
      Class B                           18.73
      Class C                           18.74
      Class Z                           18.74

Distributions declared per share 12/1/00-11/30/01 ($)

      Class A     Income                0.379
                  Capital gain          4.913
      Class B     Income                0.224
                  Capital gain          4.913
      Class C     Income                0.224
                  Capital gain          4.913
      Class Z     Income                0.431
                  Capital gain          4.913


Bought
-------------------------------------------------------------------------------
During this 12-month period, we established a position in Calpine (1.4% of net assets). Calpine used to be in favor with investors preferring growth stocks. Its share price had once reached a high of approximately $57; we started purchasing when the price had dropped to $20. Although performance has been weak, we are still committed to investing in this stock. Calpine is an electricity generator and owns its power plants. Many of these plants are newer and more modern, which means they can operate at a lower cost. Since Calpine can produce electricity cheaply, we believe it gives the company an advantage over other utilities, especially those with older power plants.

Sold
-------------------------------------------------------------------------------
As part of our investment strategy this fiscal year, we reduced our overall exposure to regional Bell operating companies. The fund currently has positions in three of them: BellSouth, SBC Communications and Verizon Communications (respectively, 0.9%, 0.8% and 0.9% of net assets). Although these companies were earning money, their commitment to the development of new technologies such as DSL has eroded their cash flow. We believe that they will have a negative cash flow for some time.

[line chart]

Top 5 sectors as of 11/30/01 (%)

Utilities(1)            80.1

Food, beverage
    and tobacco         11.4

Health care              4.4

Financials               1.6

Household and
    personal products    1.1

Sector breakdowns are calculated as a percentage of net assets. Since the fund is actively managed, there can be no guarantee the fund will continue to maintain the same portfolio holdings and sector breakdown in the future.

(1)Using the fund's definition of utilities, the following subsectors were included in this calculation: telecommunications (19.9%), energy (5.6%) and information technology (1.9%).

[end line chart]

An investment in Liberty Utilities Fund offers the potential for long-term growth, but also involves certain risks, including stock market fluctuations due to economic and business developments.

Value stocks are securities of companies that may have experienced adverse business or industry developments or may be subject to special risks that have caused the stocks to be out of favor. If the advisor's assessment of a company's prospects is wrong, the price of its stock may not approach the value the advisor has placed on it.

The value of your investment may be affected by fluctuations in utility stock prices, which may occur in response to changes in interest rates and regulatory, economic and business developments. Investing in international and emerging markets offers the potential for long-term growth, but also carries special risks, including potentially greater social, political, currency and economic volatility than in the United States or developed markets.

Investment Portfolio


November 30, 2001

Common Stocks - 96.6%                                   Shares            Value
-------------------------------------------------------------------------------
FINANCIALS - 1.6%
Property & Casualty Insurance - 1.6%
Berkshire Hathaway, Inc., Class A (a)                      220     $ 15,400,000
                                                                   ------------
-------------------------------------------------------------------------------
FOOD, BEVERAGES & TOBACCO - 11.4%
Agricultural Products - 3.6%
Archer Daniels Midland Co.                           2,244,795       34,547,395
                                                                   ------------
Packaged Foods - 7.8%
ConAgra, Inc.                                        1,882,600       43,243,322
Sara Lee Corp.                                       1,444,600       31,607,848
                                                                   ------------
                                                                     74,851,170
                                                                   ------------
-------------------------------------------------------------------------------
HEALTH CARE - 4.4%
Managed Health Care - 4.4%
Aetna, Inc.                                          1,365,000       42,547,050
                                                                   ------------
-------------------------------------------------------------------------------
HOUSEHOLD & PERSONAL PRODUCTS - 1.1%
Household Products - 1.1%
Procter & Gamble Co.                                   132,100       10,232,466
                                                                   ------------
-------------------------------------------------------------------------------
UTILITIES - 78.1%
Alternative Carriers - 1.9%
Cable & Wireless PLC, ADR                            1,269,900       18,159,570
                                                                   ------------
Electric Utilities - 38.7%
Calpine Corp. (a)                                      602,600       12,992,056
CMS Energy Corp.                                       623,000       14,347,690
Duke Energy Corp.                                      272,200        9,840,030
Edison International (a)                             2,796,800       42,231,680
Exelon Corp.                                           695,000       31,003,950
FirstEnergy Corp.                                      899,600       30,388,488
FPL Group, Inc.                                        186,500       10,332,100
Korea Electric Power Corp., ADR                      1,902,300       19,137,138
Mirant Corp. (a)                                       417,055       10,180,313
Northeast Utilities                                  1,354,300       23,564,820
NRG Energy, Inc. (a)                                   867,300       14,674,716
PG&E Corp.                                           2,047,200       37,463,760
Pinnacle West Capital Corp.                            302,000       12,608,500
Potomac Electric Power Co.                             553,600       11,686,496
Public Service Company
   of New Mexico                                     1,191,000       30,966,000
Reliant Energy, Inc.                                   807,400       20,629,070
Reliant Resources, Inc. (a)                            861,100       14,010,097
TXU Corp.                                              549,100       24,764,410
                                                                   ------------
                                                                    370,821,314
                                                                   ------------
Gas Utilities - 4.1%
El Paso Energy Corp.                                   873,800       38,884,100
                                                                   ------------
Integrated Oil & Gas - 5.6%
Phillips Petroleum Co.                                 542,620       30,185,951
USX-Marathon Group                                     849,800       23,284,520
                                                                   ------------
                                                                     53,470,471
                                                                   ------------
Integrated Telecommunication Services - 18.1%
AT&T Corp.                                           3,246,300     $ 56,777,787
BellSouth Corp.                                        224,300        8,635,550
Deutsche Telekom AG, ADR                             1,399,050       23,657,936
SBC Communications, Inc., Class A                      201,539        7,533,528
Verizon Communications, Inc.                           174,530        8,202,910
WorldCom, Inc.-MCI Group                               847,392       11,109,309
WorldCom, Inc.-WorldCom
   Group (a)                                         3,930,900       57,155,286
                                                                   ------------
                                                                    173,072,306
                                                                   ------------
Multi-Utilities - 7.8%
Energy East Corp.                                      492,500        8,968,425
Sierra Pacific Resources                             1,929,400       28,555,120
Western Resources, Inc.                                640,600       11,050,350
Williams Companies, Inc.                               986,937       26,370,957
                                                                   ------------
                                                                     74,944,852
                                                                   ------------
Telecommunications Equipment - 1.9%
Lucent Technologies, Inc.                            2,478,100       18,139,692
                                                                   ------------
Total Common Stocks
   (cost of $887,178,238)                                           925,070,386
                                                                   ------------
Preferred and Convertible Stocks - 1.1%
-------------------------------------------------------------------------------
UTILITIES - 1.1%
Electric Services - 0.7%
Entergy Arkansas, Inc.:
    7.800%                                              10,000          883,940
    7.880%                                               8,900          746,568
Entergy Gulf States Utilities,
    7.560%                                              18,328        1,687,935
Entergy Louisiana, Inc.,
    8.000%                                              30,000          660,000
Northern Indiana Public Service Co.,
    7.440%                                               9,000          910,620
Pennsylvania Power Co.,
    7.750%                                              15,000        1,532,683
                                                                   ------------
                                                                      6,421,746
                                                                   ------------
Other Utilities - 0.4%
Citizens Utilities Co.,
5.000% Convertible Preferred                           100,000        4,302,000
                                                                   ------------
Total Preferred and Convertible Stocks
   (cost of $11,865,835)                                             10,723,746
                                                                   ------------
-------------------------------------------------------------------------------

See notes to investment portfolio.

                                                                               5


November 30, 2001

Adjustable Rate
Preferred Stocks - 0.9%                                 Shares            Value
-------------------------------------------------------------------------------
UTILITIES - 0.9%
Electric - 0.9%
Cleveland Electric Illuminating Co.,
   Series L                                             65,000     $  6,366,750
Entergy Gulf States Utilities,
   Series A                                             13,314        1,334,313
Toledo Edison Co., Series A,                            40,000        1,028,000
                                                                   ------------
Total Adjustable Rate Preferred Stocks
   (cost of $8,333,538)                                               8,729,063
                                                                   ------------
Short-Term Obligation - 0.7%                               Par
-------------------------------------------------------------------------------
Repurchase agreement with SBC
Warburg, Ltd., dated 11/30/01, due
12/03/01 at 2.100%, collateralized by
U.S. Treasury notes with various
maturities to 2024, market value
$6,407,885, (repurchase proceeds
$6,258,095) (cost of $6,257,000)                    $6,257,000        6,257,000
                                                                   ------------
Total Investments - 99.3%
   (cost of $913,634,611) (b)                                       950,780,195

Other Assets & Liabilities, Net - 0.7%                                6,489,882
-------------------------------------------------------------------------------
Net Assets - 100.0%                                                $957,270,077
                                                                   ============

Notes to Investment Portfolio:
(a) Non-income producing.
(b) Cost for both financial statement and federal income tax purposes is the same.

Acronym                            Name
-------                            ----
  ADR                   American Depositary Receipt




See notes to financial statements.

Statement of Assets & Liabilities

November 30, 2001

Assets:
Investments, at cost                                              $913,634,611
                                                                  ------------
Investments, at value                                             $950,780,195
Cash                                                                 1,573,653
Receivable for:
   Investments sold                                                  6,018,608
   Fund shares sold                                                  1,228,315
   Interest                                                                353
   Dividends                                                         3,288,427
Deferred Trustees' compensation plan                                    19,308
Other assets                                                               920
                                                                  ------------
   Total Assets                                                    962,909,779
                                                                  ------------
Liabilities:
Payable for:
   Investments purchased                                             3,312,552
   Fund shares repurchased                                           1,505,520
   Management fee                                                      532,038
   Transfer agent fee                                                  179,758
   Bookkeeping fee                                                      29,556
Deferred Trustees' fee                                                  19,308
Other liabilities                                                       60,970
                                                                  ------------
   Total Liabilities                                                 5,639,702
                                                                  ------------
Net Assets                                                        $957,270,077
                                                                  ============
Composition of Net Assets:
Paid-in capital                                                   $806,411,090
Undistributed net investment income                                     83,798
Accumulated net realized gain                                      113,638,772
Net unrealized appreciation (depreciation) on:
   Investments                                                      37,145,584
   Foreign currency translations                                        (9,167)
                                                                  ------------
Net Assets                                                        $957,270,077
                                                                  ============
Class A:
   Net assets                                                     $680,675,396
   Shares outstanding                                               36,304,677
                                                                  ------------
Net asset value per share                                         $      18.75(a)
                                                                  ============
Maximum offering price per share
   ($18.75/0.9525)                                                $      19.69(b)
                                                                  ------------
Class B:
   Net assets                                                     $265,004,292
   Shares outstanding                                               14,148,925
                                                                  ------------
Net asset value and offering price per share                      $      18.73(a)
                                                                  ============
Class C:
   Net assets                                                     $ 11,558,388
   Shares outstanding                                                  616,864
                                                                  ------------
Net asset value and offering price per share                      $      18.74(a)
                                                                  ============
Class Z:
   Net assets                                                     $     32,001
   Shares outstanding                                                    1,708
                                                                  ------------
Net asset value, offering and redemption
   price per share                                                $      18.74
                                                                  ------------

(a) Redemption price per share is equal to net asset value less any applicable contingent deferred sales charge.
(b) On sales of $50,000 or more the offering price is reduced.


Statement of Operations

For the Year Ended November 30, 2001


Investment Income:
Dividends                                                         $ 27,305,927
Interest                                                               414,709
                                                                  ------------
   Total Investment Income
     (net of foreign taxes
     withheld of $69,708)                                           27,720,636

Expenses:
Management fee                                                       6,833,005
Distribution fee:
   Class B                                                           3,521,400
   Class C                                                              68,893
Service fee:
   Class A                                                           1,466,891
   Class B                                                           1,187,096
   Class C                                                              22,965
Bookkeeping fee                                                        372,255
Transfer agent fee                                                   2,264,288
Trustees' fee                                                           47,080
Other expenses                                                         355,082
                                                                  ------------
   Total Operating Expenses                                         16,138,955
Custody credits earned                                                    (938)
                                                                  ------------
   Net Operating Expenses                                           16,138,017
Interest expense                                                         6,158
                                                                  ------------
   Net Expenses                                                     16,144,175
                                                                  ------------
Net Investment Income                                               11,576,461
                                                                  ------------
Net Realized and Unrealized
   Gain (Loss) on Investments
   and Foreign Currency:
Net realized gain on investments                                   162,067,128
                                                                  ------------
Net change in unrealized appreciation/
   depreciation on:
   Investments                                                    (253,786,472)
   Foreign currency translations                                         6,799
                                                                  ------------
   Net change in unrealized
     appreciation/depreciation                                    (253,779,673)
                                                                  ------------
Net Loss                                                           (91,712,545)
                                                                  ------------
Decrease in Net Assets from
   Operations                                                     $(80,136,084)
                                                                  ============

See notes to financial statements.


Statement of Changes in Net Assets


                                                     Year Ended November 30,
                                                 -----------------------------
Increase (Decrease)
In Net Assets                                         2001            2000
------------------------------------------------------------------------------
Operations:
Net investment income                            $  11,576,461  $   18,130,819
Net realized gain on
   investments and
   foreign currency                                162,067,128     268,493,941
Net change in unrealized
   appreciation/depreciation
   on investments and
   foreign currency
   translations                                   (253,779,673)    (69,702,005)
                                                 -------------  --------------
   Net Increase (Decrease)
     from Operations                               (80,136,084)    216,922,755
                                                 -------------  --------------
Distributions Declared to Shareholders:
From net investment income:
   Class A                                          (9,825,710)     (6,711,724)
   Class B                                          (5,366,773)     (7,574,142)
   Class C                                             (98,125)        (45,059)
   Class Z                                              (2,056)         (8,547)
From net realized gains:
   Class A                                         (86,486,865)    (25,729,346)
   Class B                                        (133,052,993)    (53,186,706)
   Class C                                          (1,890,394)       (278,209)
   Class Z                                             (61,797)        (38,251)
                                                 -------------  --------------
   Total Distributions
     Declared to
     Shareholders                                 (236,784,713)    (93,571,984)
                                                 -------------  --------------
Share Transactions:
Class A:
   Subscriptions                                   375,307,314      98,896,488
   Distributions reinvested                         81,848,300      27,396,245
   Redemptions                                     (80,997,401)    (75,227,202)
                                                 -------------  --------------
     Net Increase                                  376,158,213      51,065,531
                                                 -------------  --------------
Class B:
   Subscriptions                                    55,127,980      35,900,455
   Distributions reinvested                        113,302,280      51,250,339
   Redemptions                                    (425,892,093)   (207,047,037)
                                                 -------------  --------------
     Net Decrease                                 (257,461,833)   (119,896,243)
                                                 -------------  --------------
Class C:
   Subscriptions                                     9,714,568       4,256,963
   Distributions reinvested                            896,655         290,524
   Redemptions                                      (3,421,475)     (1,685,331)
                                                 -------------  --------------
     Net Increase                                    7,189,748       2,862,156
                                                 -------------  --------------
Class Z:
   Subscriptions                                 $     105,673  $            -
   Distributions reinvested                             63,853          46,798
   Redemptions                                        (394,602)       (284,243)
                                                 -------------  --------------
     Net Decrease                                     (225,076)       (237,445)
                                                 -------------  --------------
Net Increase (Decrease) from
   Share Transactions                              125,661,052     (66,206,001)
                                                 -------------  --------------
Total Increase (Decrease) in
   Net Assets                                     (191,259,745)     57,144,770
                                                 -------------  --------------
Net Assets:
Beginning of period                              1,148,529,822   1,091,385,052
End of period (including
   undistributed net
   investment income of
   $83,798 and $4,126,405,
   respectively)                                 $ 957,270,077  $1,148,529,822
                                                 -------------  --------------
Change in Shares:
Class A:
   Subscriptions                                    18,762,336       4,076,252
   Issued for distributions
     reinvested                                      3,989,194       1,256,262
   Redemptions                                      (4,065,512)     (3,208,242)
                                                 -------------  --------------
     Net Increase                                   18,686,018       2,124,272
                                                 -------------  --------------
Class B:
   Subscriptions                                     2,727,899       1,529,308
   Issued for distributions
     reinvested                                      5,500,737       2,358,841
   Redemptions                                     (21,265,301)     (8,829,277)
                                                 -------------  --------------
     Net Decrease                                  (13,036,665)     (4,941,128)
                                                 -------------  --------------
Class C:
   Subscriptions                                       460,242         176,560
   Issued for distributions
     reinvested                                         43,733          13,307
   Redemptions                                        (169,448)        (73,121)
                                                 -------------  --------------
     Net Increase                                      334,527         116,746
                                                 -------------  --------------
Class Z:
   Subscriptions                                         5,247               -
   Issued for distributions
     reinvested                                          3,097           2,150
   Redemptions                                         (19,214)        (12,477)
                                                 -------------  --------------
     Net Decrease                                      (10,870)        (10,327)
                                                 -------------  --------------

See notes to financial statements.


Notes to Financial Statements

November 30, 2001

Note 1. Accounting Policies

Organization:

Liberty Utilities Fund (the "Fund"), a series of Liberty Funds Trust IV, is a diversified portfolio of a Massachusetts business trust, registered under the Investment Company Act of 1940 (the "Act"), as amended, as an open-end management investment company. The Fund's investment objective is to seek current income and long-term growth. The Fund may issue an unlimited number of shares. The Fund offers four classes of shares: Class A, Class B, Class C and Class Z. Class A shares are sold with a front-end sales charge. A contingent deferred sales charge is assessed on redemptions made within eighteen months on an original purchase of $1 million to $25 million. Class B shares are subject to an annual distribution fee and a contingent deferred sales charge. Class B shares will convert to Class A shares in three, four or eight years after purchase, depending on the program under which shares were purchased. Class C shares are subject to a contingent deferred sales charge on redemptions made within one year after purchase and an annual distribution fee. Class Z shares are offered continuously at net asset value. There are certain restrictions on the purchase of Class Z shares, as described in the Fund's prospectus.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.

Security valuation and transactions:

Equity securities generally are valued at the last sale price or, in the case of unlisted or listed securities for which there were no sales during the day at current quoted bid prices. The Fund may hold investments for which market quotations are not readily available. Such securities are valued at fair value under procedures approved by the Trustees.

Forward currency contracts are valued based on the weighted value of contracts with similar durations.

Short-term obligations with a maturity of 60 days or less are valued at amortized cost.

The values of all assets and liabilities quoted in foreign currencies are translated into U.S. dollars at that day's exchange rates.

Generally, trading in foreign securities is substantially completed each day at various times prior to the close of the New York Stock Exchange ("NYSE"). The valuation of such securities used in computing the net asset value of the Fund's shares are determined as of such times. Foreign currency exchange rates are also generally determined prior to the close of the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of the customary trading session of the NYSE, which would not be reflected in the computation of the Fund's net asset value. If events materially affecting the value of such securities occur during such period, then these securities will be valued at their fair value as determined in good faith by or under the supervision of the Trustees.

Security transactions are accounted for on the date the securities are purchased, sold or mature.

Cost is determined and gains and losses are based upon the specific identification method for both financial statement and federal income tax purposes.

Determination of class net asset values and financial highlights:

All income, expenses (other than Class A, Class B, and Class C service fees and the Class B and Class C distribution fees), and realized and unrealized gains (losses) are allocated to each class proportionately on a daily basis for purposes of determining the net asset value of each class.

Class A, Class B and Class C per share data and ratios are calculated by adjusting the expense and net investment income per share data and ratios for the Fund for the entire period by the service fee applicable to Class A, Class B and Class C shares and the distribution fee applicable to Class B and Class C shares only.

Federal income taxes:

Consistent with the Fund's policy to qualify as a regulated investment company and to distribute all of its taxable income, no federal income tax has been accrued.

Distributions to shareholders:

Distributions to shareholders are recorded on the ex-date.

The amount and character of income and gains to be distributed are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. Reclassifications are made to the Fund's capital accounts to reflect income and gains available for distribution (or available capital loss carryforwards) under income tax regulations.

The following reclassifications have been made to the financial statements:


                        Increase (Decrease)
------------------------------------------------------------------
                           Undistributed            Accumulated
Paid-in Capital        Net Investment Income     Net Realized Gain
------------------------------------------------------------------
$48,419,659                 $(326,404)             $(48,093,255)


These differences are due to various items such as foreign currency reclassifications, adjustments due to real estate investment trusts and the utilization of tax equalization as part of the dividend paid deduction for income tax purposes. Net investment income, net realized gains (losses) and net assets were not affected by this reclassification.

Foreign currency transactions:

Net realized and unrealized gains (losses) on foreign currency transactions include the gains (losses) arising from the fluctuations in exchange rates between trade and settlement dates on securities transactions, gains (losses) arising from the disposition of foreign currency and currency gains (losses) between the accrual and payment dates on dividends and interest income and foreign withholding taxes.

The Fund does not distinguish that portion of gains (losses) on investments which is due to changes in foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains (losses) on investments.

Forward currency contracts:
The Fund may enter into forward currency contracts to purchase or sell foreign currencies at predetermined exchange rates in connection with the settlement of purchases and sales of securities. The Fund may also enter into forward currency contracts to hedge certain other foreign currency denominated assets. The contracts are used to minimize the exposure to foreign exchange rate fluctuations during the period between trade and settlement date of the contracts. All contracts are marked-to-market daily, resulting in unrealized gains (losses) which become realized at the time the forward currency contracts are closed or mature. Realized and unrealized gains (losses) arising from such transactions are included in net realized and unrealized gains (losses) on foreign currency transactions.

Forward currency contracts do not eliminate fluctuations in the prices of the Fund's portfolio securities. While the maximum potential loss from such contracts is the aggregate face value in U.S. dollars at the time the contract was opened, exposure is typically limited to the change in value of the contract (in U.S. dollars) over the period it remains open. Risks may also arise if counterparties fail to perform their obligations under the contracts.

Other:

Corporate actions and dividend income are recorded on the ex-date (except for foreign securities which are recorded as soon after ex-date as the Fund becomes aware of such), net of non-reclaimable tax withholdings.

Interest income is recorded on the accrual basis. Where a high level of uncertainty as to collection exists, income on securities is recorded net of all tax withholdings when received.

The Fund's custodian takes possession through the federal book-entry system of securities collateralizing repurchase agreements. Collateral is marked-to-market daily to ensure that the market value of the underlying assets remains sufficient to protect the Fund. The Fund may experience costs and delays in liquidating the collateral if the issuer defaults or enters bankruptcy.

Note 2. Fees and Compensation Paid to Affiliates

Management fee:

Colonial Management Associates, Inc. (the "Advisor") is the investment advisor of the Fund and furnishes accounting and other services and office facilities for a monthly fee based on the Fund's average daily net assets as follows:



    Average Net Assets         Annual Fee Rate
    ------------------         ---------------
     First $1 billion               0.65%



The Advisor has voluntarily agreed to waive a portion of its fee so that the Fund will not exceed 0.60% on average daily net assets in excess of $1 billion.

On November 1, 2001, Liberty Financial Companies, Inc., the former parent of the Advisor, completed the sale of its asset management business, including the Advisor, to Fleet National Bank ("Fleet"). This transaction resulted in a change of control of the Advisor and, therefore, an assignment of the Advisor's investment advisory contract with the Fund to Fleet. The Fund had obtained approval of a new investment advisory contract by the Fund's Board of Trustees and shareholders, which became effective upon completion of the sale. The new contract is identical to the prior contract in all material respects except for its effective and termination dates.

Bookkeeping fee:

The Advisor is responsible for providing pricing and bookkeeping services to the Fund under a Pricing and Bookkeeping Agreement. Under a separate agreement (the "Outsourcing Agreement"), the Advisor has delegated those functions to State Street Bank and Trust Company ("State Street"). The Advisor pays fees to State Street under the Outsourcing Agreement.

During the period December 1, 2000 to June 30, 2001, the Advisor provided bookkeeping and pricing services to the Fund for a monthly fee equal to $27,000 annually plus a percentage of the Fund's average daily net assets as follows:



       Average Net Assets          Annual Fee Rate
       ------------------          ---------------
       First $50 million              No charge
       Next $950 million               0.035%
        Next $1 billion                0.025%
        Next $1 billion                0.015%
        Over $3 billion                0.001%



Effective July 1, 2001, under its pricing and bookkeeping agreement with the Fund, the Advisor receives from the Fund an annual flat fee of $10,000, paid monthly, and in any month that the Fund's average daily net assets are more than $50 million, a monthly fee equal to the average daily net assets of the Fund for that month multiplied by a fee rate that is calculated by taking into account the fees payable to State Street under the Outsourcing Agreement.

Transfer agent fee:

Liberty Funds Services, Inc. (the "Transfer Agent"), an affiliate of the Advisor, provides shareholder services for a monthly fee equal to 0.06% annually of the Fund's average daily net assets plus charges based on the number of shareholder accounts and transactions and receives reimbursement for certain out-of-pocket expenses.

Prior to July 1, 2001, the Transfer Agent received a monthly fee of 0.07% annually of the Fund's average daily net assets plus charges based on the number of shareholder accounts and transactions and received reimbursement for certain out-of-pocket expenses.

Underwriting discounts, service and distribution fees:

Liberty Funds Distributor, Inc. (the "Distributor"), an affiliate of the Advisor, is the Fund's principal underwriter. For the year ended November 30, 2001, the Fund has been advised that the Distributor retained net underwriting discounts of $39,475 on sales of the Fund's Class A shares and received contingent deferred sales charges (CDSC) of $2,599, $442,325, and $11,067 on Class A, Class B, and Class C share redemptions, respectively.

The Fund has adopted a 12b-1 plan which requires the payment of a service fee to the Distributor equal to 0.25% annually on Class A, Class B and Class C net assets as of the 20th of each month. The plan also requires the payment of a monthly distribution fee to the Distributor equal to 0.75% annually of the average daily net assets attributable to Class B and Class C shares only.

The CDSC and the fees received from the 12b-1 plan are used principally as repayment to the Distributor for amounts paid by the Distributor to dealers who sold such shares.

Other:

The Fund pays no compensation to its officers, all of whom are employees of the Advisor.

The Fund's Trustees may participate in a deferred compensation plan which may be terminated at any time. Obligations of the plan will be paid solely out of the Fund's assets.

The Fund has an agreement with its custodian bank under which $938 of custody fees were reduced by balance credits for the year ended November 30, 2001.
The Fund could have invested a portion of the assets utilized in connection with the expense offset arrangements in an income producing asset if it had not entered into such agreements.

Note 3. Portfolio Information

Investment activity:

For the year ended November 30, 2001, purchases and sales of investments, other than short-term obligations, were $631,403,502 and $741,779,681, respectively.

Unrealized appreciation (depreciation) at November 30, 2001, based on cost of investments for both financial statement and federal income tax purposes was:



           Gross unrealized appreciation     $102,640,874
           Gross unrealized depreciation      (65,495,290)
                                             ------------
             Net unrealized appreciation     $ 37,145,584
                                             ============

Other:

The Fund invests at least 65% of its assets in utility securities, subjecting it to special risks. There also are certain additional risks involved when investing in foreign securities that are not inherent with investments in domestic securities. These risks may involve foreign currency exchange rate fluctuations, adverse political and economic developments and the possible prevention of foreign currency exchange or the imposition of other foreign government laws or restrictions.

Note 4. Line of Credit

The Fund may borrow up to 33 1/3% of its net assets under a line of credit for temporary or emergency purposes. Any borrowings bear interest at one of the following options determined at the inception of the loan: (1) federal funds rate plus 1/2 of 1%, (2) the lending bank's base rate or (3) IBOR offshore loan rate plus 1/2 of 1%. The average daily loan balance was $3,023,529 at a weighted average interest rate of 4.29%.

Note 5. Other Related Party Transactions

For the year ended November 30, 2001, the Fund used AlphaTrade Inc., a wholly owned subsidiary of Colonial Management Associates, Inc., as a broker. Total commissions paid to AlphaTrade Inc. during the year were $356,356.

Financial Highlights

Selected data for a share outstanding
throughout each period is as follows:


                                                                              Year Ended November 30,
                                                         ----------------------------------------------------------------
Class A Shares                                             2001          2000          1999          1998          1997
-------------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Period                     $  25.49      $  22.85      $  21.13      $  18.06      $  15.21
                                                         --------      --------      --------      --------      --------
Income from Investment Operations:
Net investment income (a)                                    0.29          0.50          0.40          0.52          0.60
Net realized and unrealized gain (loss) on investments
  and foreign currency                                      (1.74)         4.23          2.32          3.11          2.85
                                                         --------      --------      --------      --------      --------
Total from Investment Operations                            (1.45)         4.73          2.72          3.63          3.45
                                                         --------      --------      --------      --------      --------
Less Distributions Declared
  to Shareholders:
From net investment income                                  (0.38)        (0.42)        (0.34)        (0.53)        (0.60)
In excess of net investment income                              -             -             -         (0.01)            -
From net realized gains                                     (4.91)        (1.67)        (0.66)        (0.02)            -
                                                         --------      --------      --------      --------      --------
Total Distributions Declared to Shareholders                (5.29)        (2.09)        (1.00)        (0.56)        (0.60)
                                                         --------      --------      --------      --------      --------
Net Asset Value, End of Period                           $  18.75      $  25.49      $  22.85      $  21.13      $  18.06
                                                         ========      ========      ========      ========      ========
Total return (b)                                          (7.25)%        22.37%        13.15%        20.32%        23.26%
                                                         --------      --------      --------      --------      --------
Ratios to Average Net Assets:
Expenses (c)                                                1.19%         1.15%         1.22%         1.19%         1.22%
Net investment income (c)                                   1.44%         2.13%         1.80%         2.63%         3.76%
Portfolio turnover rate                                       60%          102%           28%           22%            7%
Net assets, end of period (000's)                        $680,675      $449,081      $354,053      $351,047      $327,564

(a) Per share data was calculated using average shares outstanding during the period.
(b) Total return at net asset value assuming all distributions reinvested and no initial sales charge or contingent deferred sales charge.
(c) The benefits derived from custody credits and directed brokerage arrangements, if applicable, had no impact.


Selected data for a share outstanding
throughout each period is as follows:


                                                                               Year Ended November 30,
                                                         ----------------------------------------------------------------
Class B Shares                                             2001          2000          1999          1998          1997
-------------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Period                     $  25.45      $  22.82      $  21.13      $  18.06      $  15.21
                                                         --------      --------      --------      --------      --------
Income from Investment Operations:
Net investment income (a)                                    0.14          0.33          0.23          0.37          0.48
Net realized and unrealized gain (loss) on investments
  and foreign currency                                      (1.73)         4.22          2.32          3.11          2.85
                                                         --------      --------      --------      --------      --------
Total from Investment Operations                            (1.59)         4.55          2.55          3.48          3.33
                                                         --------      --------      --------      --------      --------
Less Distributions Declared
  to Shareholders:
From net investment income                                  (0.22)        (0.25)        (0.20)        (0.38)        (0.48)
In excess of net investment income                              -             -             -         (0.01)            -
From net realized gains                                     (4.91)        (1.67)        (0.66)        (0.02)            -
                                                         --------      --------      --------      --------      --------
Total Distributions Declared to Shareholders                (5.13)        (1.92)        (0.86)        (0.41)        (0.48)
                                                         --------      --------      --------      --------      --------
Net Asset Value, End of Period                           $  18.73      $  25.45      $  22.82      $  21.13      $  18.06
                                                         ========      ========      ========      ========      ========
Total return (b)                                          (7.90)%        21.43%        12.32%        19.41%        22.36%
                                                         --------      --------      --------      --------      --------
Ratios to Average Net Assets:
Expenses (c)                                                1.94%         1.90%         1.97%         1.94%         1.97%
Net investment income (c)                                   0.69%         1.38%         1.05%         1.88%         3.01%
Portfolio turnover rate                                       60%          102%           28%           22%            7%
Net assets, end of period (000's)                        $265,004      $691,943      $733,031      $736,374      $683,716

(a) Per share data was calculated using average shares outstanding during the period.
(b) Total return at net asset value assuming all distributions reinvested and no contingent deferred sales charge.
(c) The benefits derived from custody credits and directed brokerage arrangements, if applicable, had no impact.


Selected data for a share outstanding
throughout each period is as follows:


                                                                       Year Ended November 30,                 Period Ended
                                                        --------------------------------------------------     November 30,
Class C Shares                                            2001          2000          1999          1998         1997(a)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Period                    $  25.44      $  22.81     $   21.13      $  18.06      $  16.26
                                                        --------      --------     ---------      --------      --------
Income from Investment Operations:
Net investment income (b)                                   0.14          0.33          0.23          0.37          0.17
Net realized and unrealized gain (loss) on investments
  and foreign currency                                     (1.71)         4.22          2.31          3.11          1.79(c)
                                                        --------      --------     ---------      --------      --------
Total from Investment Operations                           (1.57)         4.55          2.54          3.48          1.96
                                                        --------      --------     ---------      --------      --------
Less Distributions Declared
  to Shareholders:
From net investment income                                  (0.22)       (0.25)        (0.20)        (0.38)        (0.16)
In excess of net investment income                              -            -             -         (0.01)            -
From net realized gains                                     (4.91)       (1.67)        (0.66)        (0.02)            -
                                                         --------     --------     ---------      --------      --------
Total Distributions Declared to Shareholders                (5.13)       (1.92)        (0.86)        (0.41)        (0.16)
                                                         --------     --------     ---------      --------      --------
Net Asset Value, End of Period                           $  18.74     $  25.44     $   22.81      $  21.13      $  18.06
                                                         ========     ========     =========      ========      ========
Total return (d)                                          (7.81)%       21.44%        12.33%        19.41%        12.12%(e)
                                                         --------     --------     ---------      --------      --------
Ratios to Average Net Assets:
Expenses (f)                                                1.94%        1.90%         1.97%         1.94%         1.97%(g)
Net investment income (f)                                   0.69%        1.38%         1.05%         1.88%         2.96%(g)
Portfolio turnover rate                                       60%         102%           28%           22%            7%
Net assets, end of period (000's)                        $ 11,558     $  7,185     $   3,777      $  2,576      $    552

(a) Class C shares were initially offered on August 1, 1997. Per share amounts reflect activity from that date.
(b) Per share data was calculated using average shares outstanding during the period.
(c) The amount shown for a share outstanding does not correspond with the aggregate net gain on investments for the period due to the timing of sales and repurchases of Fund shares in relation to fluctuating market values of the investments of the Fund.
(d) Total return at net asset value assuming all distributions reinvested and no contingent deferred sales charge.
(e) Not annualized.
(f) The benefits derived from custody credits and directed brokerage arrangements, if applicable, had no impact.
(g) Annualized.


Selected data for a share outstanding
throughout each period is as follows:


                                                                                   Year Ended November 30,   Period Ended
                                                                                   -----------------------   November 30,
Class Z Shares                                                                        2001          2000         1999(a)
------------------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of Period                                                $  25.49      $  22.87     $   21.50
                                                                                    --------      --------      --------
Income from Investment Operations:
Net investment income (b)                                                               0.36          0.56          0.37
Net realized and unrealized gain (loss) on investments
  and foreign currency                                                                 (1.77)         4.21          1.30
                                                                                    --------      --------      --------
Total from Investment Operations                                                       (1.41)         4.77          1.67
                                                                                    --------      --------      --------
Less Distributions Declared
  to Shareholders:
From net investment income                                                             (0.43)        (0.48)        (0.30)
From net realized gains                                                                (4.91)        (1.67)            -
                                                                                    --------      --------      --------
Total Distributions Declared to Shareholders                                           (5.34)        (2.15)        (0.30)
                                                                                    --------      --------      --------
Net Asset Value, End of Period                                                      $  18.74      $  25.49      $  22.87
                                                                                    ========      ========      ========
Total return (c)                                                                     (7.06)%        22.57%         7.82%(d)
                                                                                    --------      --------      --------
Ratios to Average Net Assets:
Expenses (e)                                                                           0.94%         0.90%         0.97%(f)
Net investment income (e)                                                              1.69%         2.38%         1.99%(f)
Portfolio turnover rate                                                                  60%          102%           28%
Net assets, end of period (000's)                                                   $     32      $    321      $    524

(a) Class Z shares were initially offered on January 29, 1999. Per share amounts reflect activity from that date.
(b) Per share data was calculated using average shares outstanding during the period.
(c) Total return at net asset value assuming all distributions reinvested.
(d) Not annualized.
(e) The benefits derived from custody credits and directed brokerage arrangements, if applicable, had no impact.
(f) Annualized


Report of Independent Accountants

To the Trustees of Liberty Funds Trust IV and the Shareholders of Liberty Utilities Fund

In our opinion, the accompanying statement of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Liberty Utilities Fund (the "Fund"), a series of Liberty Funds Trust IV, at November 30, 2001, the results of its operations, the changes in its net assets, and its financial highlights for the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of portfolio positions at November 30, 2001 by correspondence with the custodian, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 16, 2002

Unaudited Information

Results of Special Meeting of Shareholders:

On September 26, 2001, a Special Meeting of Shareholders of the Liberty Utilities Fund was held to conduct a vote for or against the approval of the following Item listed on the Trust's Proxy Statement for said meeting. On July 16, 2001, the record date for the Meeting, the Fund had 52,416,577.213 shares outstanding. The votes cast were as follows:

Proposal 1.
To approve a new                        % of Shares to    % of Shares
investment advisory                   Total Outstanding     to Total
agreement:                Shares           Shares         Shares Voted
----------------------------------------------------------------------

For                  39,097,679.066        74.59%            95.63%
Against                 676,886.204         1.29%             1.65%
Abstain               1,111,258.491         2.12%             2.72%
----------------------------------------------------------------------

Federal Tax Information

100% of the ordinary income distributed by the Fund in the year ended November 30, 2001 qualifies for the corporate dividends received deduction.

For the fiscal year end November 30, 2001, the Fund earned $149,768,152 of long-term capital gains.

Trustees & Transfer Agent

Douglas A. Hacker

President of UAL Loyalty Services and Executive Vice President of United Airlines (formerly Executive Vice President, Senior Vice President and Chief Financial Officer of UAL, Inc.)

Janet Langford Kelly

Executive Vice President-Corporate Development and Administration, General Counsel and Secretary, Kellogg Company (formerly Senior Vice President, Secretary and General Counsel, Sara Lee Corporation)

Richard W. Lowry

Private Investor (formerly Chairman and Chief Executive Officer, U.S. Plywood Corporation)

Salvatore Macera

Private Investor (formerly Executive Vice President and Director of Itek Corp.)

William E. Mayer

Managing Partner, Park Avenue Equity Partners (formerly Founding Partner, Development Capital LLC; Dean and Professor, College of Business and Management, University of Maryland)

Charles R. Nelson

Van Voorhis Professor, Department of Economics, University of Washington; consultant on econometric and statistical matters (formerly Department Chairman and Director of the Institute for Economic Research)

John J. Neuhauser

Academic Vice President and Dean of Faculties, Boston College (formerly Dean, Boston College School of Management)

Joseph R. Palombo

Chief Operating Officer, Fleet Asset Management; Executive Vice President and Director of Colonial Management Associates, Inc. and Stein Roe & Farnham Incorporated; Executive Vice President and Chief Administrative Officer of Liberty Funds Group LLC (formerly Chief Operations Officer, Mutual Funds, Liberty Financial Companies, Inc.; Vice President of Liberty Mutual Funds, Stein Roe Mutual Funds and All-Star Funds, and Chief Operating Officer, Putnam Mutual Funds)

Thomas E. Stitzel

Business Consultant and Chartered Financial Analyst (formerly Professor of Finance, College of Business, Boise State University)

Thomas C. Theobald

Managing Director, William Blair Capital Partners (formerly Chief Executive Officer and Chairman of the Board of Directors, Continental Bank Corporation)

Anne-Lee Verville

Chairman of the Board of Directors, Enesco Group, Inc. and author and speaker on educational systems needs (formerly General Manager, Global Education Industry, and President, Applications Solutions Division, IBM Corporation)

Important Information About This Report

The Transfer Agent for Liberty Utilities Fund is:

Liberty Funds Services, Inc.
P.O. Box 1722
Boston, MA 02105-1722
800-345-6611

The fund mails one shareholder report to each shareholder address. If you would like more than one report, please call 800-426-3750 and additional reports will be sent to you.

This report has been prepared for shareholders of Liberty Utilities Fund. This report may also be used as sales literature when preceded or accompanied by the current prospectus which provides details of sales charges, investment objectives and operating policies of the fund and with the most recent copy of the Liberty Funds Performance Update.

Annual Report:
Liberty Utilities Fund

                         Give me Liberty.(R)

Liberty Funds believes in financial choice

At Liberty, it's our job to help you achieve your financial goals. So whether it's saving for your kid's education, building your retirement nest egg, or managing your income... we can help. We offer a diverse family of mutual funds representing a wide selection of investment styles and specialized money management. It's all designed to help you reach for financial freedom - however you define it.

Liberty believes in professional advice

Today's ever-changing financial markets can challenge even the most seasoned investors. That's why we recommend working with a financial advisor. With an advisor you have an experienced, knowledgeable professional looking out for your best interests. Your advisor can help you establish a plan for reaching your personal financial goals and help you stay on track over the long term. It's a relationship that's focused on you and your needs.

Liberty Utilities Fund  Annual Report, November 30, 2001         PRSRT STD
                                                               U.S. POSTAGE
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       Liberty Funds Distributor, Inc. (c)2001
       One Financial Center, Boston, MA 02111-2621, 800-426-3750 www.libertyfunds.com




                                                 759-02/236I-1201 (1/02) 01/2489